Exhibit 99.1
NEWS RELEASE

For further information contact:
Kirk J. Meche                                    Jeffrey M. Favret
Chief Executive Officer                          Chief Financial Officer
713.714.6100                                    713.714.6100

FOR IMMEDIATE RELEASE
Thursday, April 28, 2016

GULF ISLAND FABRICATION, INC.
REPORTS FIRST QUARTER EARNINGS

Houston, TX - Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported a net income of $1.0 million ($0.07 diluted earnings per share) on revenue of $84.0 million for its first quarter ended March 31, 2016, compared to net income of $83,000 ($0.00 diluted earnings per share) on revenue of $99.2 million for the first quarter ended March 31, 2015.

The company had a revenue backlog of $197.1 million and a labor backlog of approximately 1.7 million hours at March 31, 2016, including commitments received through April 22, 2016, compared to a revenue backlog of $232.4 million and a labor backlog of 1.9 million hours reported as of December 31, 2015. We expect to recognize revenue from our backlog of approximately $170.1 million and $26.9 million during the remainder of 2016 and during 2017, respectively.

	March 31, 2016	December 31, 2015
	(in thousands)

Cash and cash equivalents	$39,202	$34,828
Total current assets	118,990	115,869
Property, plant and equipment, net	217,403	200,384
Total assets	339,168	316,923
Total current liabilities	51,892	37,901
Total shareholders’ equity	258,623	257,197

Our balance sheet position remains stable with $39.2 million in cash, no debt, and working capital of $67.1 million. In addition, we have $59.5 million available under our credit facility for letters of credit and $20.0 million available for general corporate uses. We will continue to monitor and maintain a conservative capital structure as we navigate through the current oil and gas downturn.

The management of Gulf Island Fabrication, Inc. will hold a conference call on Friday, April 29, 2016, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results for the quarter ended March 31, 2016. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.888.337.8202. A digital rebroadcast of the call is available two hours after the call and ending May 6, 2016 by dialing 1.888.203.1112, replay passcode: 4135780.

Gulf Island Fabrication, Inc., based in Houston, Texas, with fabrication facilities located in Houma, Jennings and Lake Charles, Louisiana, and San Patricio County, Texas, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms “TLPs”, “SPARs”, “FPSOs”, and “MinDOCs”), piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, towboats, liftboats, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended
	March 31,	March 31,	December 31,
	2016 (1)	2015	2015
Revenue (2)	$83,979	$99,233	$55,018
Cost of revenue	78,278	94,785	72,590
Gross profit	5,701	4,448	(17,572)
General and administrative expenses	4,485	4,293	4,439
Asset impairment	—	—	602
Operating income (loss)	1,216	155	(22,613)
Other income (expense):
Interest expense	(50)	(37)	(39)
Interest income	6	6	5
Other income (expense)	398	3	—
	354	(28)	(34)
Income (loss) before income taxes	1,570	127	(22,647)
Income taxes (benefit)	581	44	(7,980)
Net income (loss)	$989	$83	$(14,667)
Per share data:
Basic and diluted earnings (loss) per share - common shareholders	$0.07	$—	$(1.01)
Cash dividend declared per common share	$0.01	$0.10	0.10
________________

(1)
Results of operations for the three months ended March 31, 2016, include the operations of LEEVAC since the date of its acquisition effective January 1, 2016. Revenues and net loss for the three months ended March 31, 2016 and attributable to LEEVAC were $21.8 million and $(706,000), respectively.

(2)	Revenue for the three months ended March 31, 2016, includes the amortization of $1.2 million of deferred revenue related to the values assigned to contracts acquired in the LEEVAC acquisition.

Operating Segments
Backlog (in thousands)

	March 31, 2016		December 31, 2015
Segment	$'s	Labor hours	$'s	Labor hours
Fabrication	$48,828	524	$62,047	724
Shipyards	119,984	843	131,660	886
Services	28,316	308	38,720	304
Intersegment Eliminations	(60)	—	(16)	—
Total Backlog	$197,068	1,675	$232,411	1,914

Results of Operations (in thousands, except percentages)

Fabrication
	2016	2015	$ Change	%
Revenue	$23,829	$56,933	$(33,104)	(58.1)%
Gross profit (loss)	41	(256)	297	116.0%
Gross profit (loss) percentage	0.2%	(0.4)%		0.6%

General and administrative expenses	1,323	2,694	(1,371)	(50.9)%
Operating loss	(1,282)	(2,950)

Shipyards
	2016	2015	$ Change	%
Revenue	$34,120	$19,481	$14,639	75.1%
Gross profit	2,329	2,441	(112)	(4.6)%
Gross profit percentage	6.8%	12.5%		(5.7)%

General and administrative expenses	1,806	431	1,375	319.0%
Operating income	523	2,010

Services
	2016	2015	$ Change	%
Revenue	$26,559	$24,788	$1,771	7.1%
Gross profit	3,331	2,263	1,068	47.2%
Gross profit percentage	12.5%	9.1%		3.4%

General and administrative expenses	1,236	985	251	25.5%
Operating income	2,095	1,278

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
	2016	2015
	(in thousands)
Cash flows from operating activities:
Net income	$989	$83
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Bad debt expense	30	400
Depreciation	6,567	6,599
Amortization of deferred revenue	(1,160)	—
Gain on sale of assets	(360)	—
Deferred income taxes	544	(149)
Compensation expense - restricted stock	728	435
Changes in operating assets and liabilities:
Contracts receivable and retainage	5,268	28,536
Costs and estimated earnings in excess of billings on uncompleted contracts	(1,069)	795
Prepaid expenses and other assets	650	897
Inventory	51	(5)
Accounts payable	(10,679)	(14,469)
Billings in excess of costs and estimated earnings on uncompleted contracts	604	(5,558)
Deferred revenue	(1,623)	—
Accrued employee costs	636	(932)
Accrued expenses	690	325
Accrued contract losses	(3,636)	(650)
Current income taxes	49	189
Net cash (used in) provided by operating activities	(1,721)	16,496
Cash flows from investing activities:
Capital expenditures	(724)	(1,001)
Net cash received in acquisition	1,588	—
Proceeds on the sale of equipment	5,377	—
Net cash provided by (used in) investing activities	6,241	(1,001)
Cash flows from financing activities:
Payments of dividends on common stock	(146)	(1,465)
Net cash used in financing activities	(146)	(1,465)
Net change in cash and cash equivalents	4,374	14,030
Cash and cash equivalents at beginning of period	34,828	36,085
Cash and cash equivalents at end of period	$39,202	$50,115